Exhibit 99.5

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

c/o Computershare Trust Co. P.O. Box 43078 Providence, RI 02940-3078	VOTE BY TELEPHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

Shareholder Address Address City, ST, ZIP	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Embarq Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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EMBARQ CORPORATION

Vote on Proposals	FOR	AGAINST	ABSTAIN

1. To adopt the Agreement and Plan of Merger, dated October 26, 2008, among CenturyTel, Inc., Cajun Acquisition Company, a wholly owned subsidiary of CenturyTel, Inc., and Embarq Corporation. Upon approval, Cajun Acquisition Company will be merged with and into Embarq and each outstanding share of common stock of Embarq will be converted into the right to receive 1.37 shares of common stock of CenturyTel, plus cash in lieu of fractional shares.
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For address changes and/or comments, please check this Box and write them on the back where indicated.	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [please sign within box]	Date	Signature [joint owner(s)]	Date

Embarq Special Meeting of Stockholders
[     ]
Time
Location
Address
City, State, Zip
This Proxy is Solicited on Behalf of the Board of Directors for the Special Meeting to be held on [     ]
The undersigned hereby appoints [William A. Owens, Thomas A. Gerke and Gene M. Betts], and each of them, with full power of substitution, as proxies, to vote all the shares of common stock of Embarq Corporation that the undersigned is entitled to vote at the special meeting of stockholders to be held [          ] and any adjournment thereof, upon the matters set forth, and in their discretion upon such other matters as may properly come before the meeting.
This Proxy, if signed and returned, will be voted as specified. If this card is signed and returned without specifications, the shares will be voted FOR the adoption of the Agreement and Plan of Merger dated October 26, 2008.
Participants in Embarq Retirement Savings Plan:
By signing on the reverse side or by voting by phone or Internet, you direct Fidelity Management Trust Company, the Trustee of the plan, to vote as indicated on the front of this card, the number of shares of Embarq common stock credited to your account at the special meeting of stockholders to be held on [          ] and at any adjournment thereof. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.
These confidential voting instructions will be seen only by authorized representatives of the Trustee.

Address Changes/Comments: